Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective January 1, 2026 (the “Effective Date”), by and between Northrim BanCorp, Inc. and its wholly owned subsidiary, Northrim Bank, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (the “Employer”) and Michael G. Huston (the “Executive”).
In consideration of the mutual promises made in this Agreement, the parties agree as follows:
1.EMPLOYMENT.
Employer employs Executive and Executive accepts employment with Employer as Chairman, President, Chief Executive Officer and Chief Operating Officer of Northrim BanCorp, Inc. and Chairman, President and Chief Executive Officer of Northrim Bank.
2.TERM.
The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 5, shall continue through December 31, 2026 (the “Term”); provided, however, that on January 1, 2027, and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term. In the event the Term is not extended, Executive shall have no rights to any of the severance payments or benefits continuation described in Section 5 except as specifically provided for in this Agreement.
3.DUTIES.
The Executive will serve as Chairman, President, Chief Executive Officer and Chief Operating Officer of Northrim BanCorp, Inc. and Chairman, President and Chief Executive Officer of Northrim Bank. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for the Executive’s position, subject to the direction of Employer’s Board of Directors. Executive shall devote necessary time, attention and effort to Employer’s business in order to properly discharge the Executive’s responsibilities under this Agreement.
4.COMPENSATION, BENEFITS, REIMBURSEMENT AND PROFIT SHARING.
a.Base Salary.
In consideration for all services rendered by Executive during the Term of this Agreement, Employer shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $630,000 as adjusted from time to time (“Base Salary”). The Compensation Committee of the Board of Directors (“Committee”) of the Employer shall review Executive’s salary each year. The Committee may increase or decrease the Base Salary, in its sole discretion, taking into account the Employer and individual performance objectives.

b.Profit Sharing Plan.
Under the Northrim BanCorp, Inc. Profit Sharing Plan (the “Plan”), Executive shall be eligible to receive an annual profit share based on performance as defined by the Board of Directors in its sole discretion, taking into account the Employer and individual performance objectives. Executive will be classified in the President/CEO tier under the Plan’s Responsibility Factors. Employer will recover from the Executive any incentive compensation required to be recovered by the Employer under the terms of the Clawback Policy (as defined in Section 13.i). Executive’s signature on this Agreement authorizes Employer to offset or deduct from any compensation Employer may owe Executive, any excess payments (in whole or in part) that Executive may owe Employer under the terms of the Clawback Policy (as defined in Section 13.i).
c.Stock Incentive Plan.
Executive shall be eligible for awards under the Employer’s Stock Incentive Plan. The type, timing and size of awards will be at the sole discretion of the Board of Directors, taking into account the Employer and individual performance objectives. Employer will recover from the Executive any incentive compensation required to be recovered by the Employer under the terms of the Clawback Policy (as defined in Section 13.i). Executive’s signature on this Agreement authorizes Employer to offset or deduct from any compensation Employer may owe Executive, any excess payments (in whole or in part) that Executive may owe Employer under the terms of the Clawback Policy (as defined in Section 13.i).
d.Deferred Compensation Plan.
Executive shall also be entitled to receive an annual contribution equal to twenty percent (20%) of annual Base Salary in accordance with the Employer’s Non-Qualified Deferred Compensation Plan, as may be adjusted at the sole discretion of the Board of Directors, taking into account the Employer and individual performance objectives.
e.Other Benefits.
Throughout the Term of this Agreement, Executive shall be entitled to participate in health insurance, disability and other employee benefit plans and programs of Employer, as in effect from time to time on a basis at least as favorable as that accorded to any other officer of Employer and to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs. Nothing herein shall be construed to limit the Employer’s ability to amend or terminate any employee benefit plan or program in its sole discretion.
f.Expenses.
Employer shall reimburse Executive for the Executive’s reasonable expenses (including, without limitation, travel, entertainment and similar expenses) incurred in performing and promoting the business of the Employer, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service, including the Internal Revenue Code of 1986, as amended (referred to throughout this Agreement as “IRC” or the “Code”). Executive shall present from time to time itemized accounts and receipts of any such expenses as required by Employer and the Code.
5.TERMINATION OF AGREEMENT.
a.The Employer may terminate Executive's employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Employer at least ninety days' written notice of intent to terminate employment for any reason unless the Employer specifies an earlier date of termination. Upon termination of Executive's employment, Executive may be entitled to the compensation and benefits as described in this Section 5 and shall have no further rights to any compensation or benefits from the Employer.
a.Termination Due to a Change of Control.
If (A) Employer, Northrim Bank or Employer’s ultimate parent entity (Northrim BanCorp, Inc.) is subjected to a Change of Control (as defined in Section 5.f.(i)), and (B) either Employer or its assigns terminates Executive’s employment without Cause (as defined in Section 5.f.(ii)) (either during the annual Term of this Agreement or by refusing to extend this Agreement when the annual termination occurs every December 31) or Executive terminates their employment for Good Reason (as defined in Section 5.f.(iii)) within seven hundred and thirty-five days (735) of such Change of Control, and Executive does not breach Executive’s obligations pursuant to Sections 7 through 10 of this Agreement, then Employer shall pay Executive: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) an amount equal to two (2) times Executive’s highest Base Salary paid in any one (1) of the prior three (3) years, and (iii) an amount equal to two (2) times Executive’s average annual Profit Share paid in the prior three (3) years. The amounts described in clause (i) of this paragraph shall be paid no later than three (3) business days after the date on which employment is terminated. The amounts described in clauses (ii) and (iii) herein shall be paid no later than sixty (60) calendar days after the day on which employment is terminated. No payment will be made pursuant to clauses (ii) and (iii) unless the Executive has signed an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Executive’s employment with Employer or the performance of this Agreement (“Release Agreement”) and the Release Agreement has become irrevocable prior to the payment date.
In addition, Executive shall be entitled to health and dental insurance benefits for a period of twenty-four (24) months following the termination of this Agreement pursuant to Section 5.a, which shall be paid periodically in accordance with Employer’s normal payroll policies. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Code (commonly referred to as “COBRA”); provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Executive a taxable payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue their group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for twenty-four (24) months following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section, which payment will be made regardless of whether Executive elects COBRA continuation coverage and will be paid periodically in accordance with Employer’s normal payroll policies. For avoidance of doubt, Executive shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, regardless of whether Executive signs a Release Agreement. No other payment will be made pursuant to this paragraph unless the Executive has signed the Release Agreement, which has become irrevocable prior to the payment date.
b.Termination by Employer Without Cause or by Executive for Good Reason.
If Employer terminates Executive’s employment without Cause, or if Executive terminates their employment for Good Reason, Employer shall pay Executive in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) an amount equal to one (1) times Executive’s highest Base Salary paid in any one (1) of the prior three (3) years. The amounts described in clause (i) of this paragraph shall be paid no later than three (3) business days after the date on which employment is terminated. The amounts described in clauses (ii) herein shall be paid on the first day of the month following a period of six (6) months after termination of employment provided that the payment may be made sooner if either (A) the amount does not exceed the amount described in Section 1.409A-1(b)(9)(iii)(A) (the “IRC Safe Harbor”), or (B) at the Executive’s election, the amount described in clause (ii) is reduced to comply with the IRC Safe Harbor. No payment will be made pursuant to clause (ii) unless the Executive has signed a Release Agreement, which has become irrevocable prior to the payment date.
In addition, Executive shall be entitled to health and dental insurance benefits for a period of twelve (12) months following the termination of this Agreement pursuant to Section 5.b, which shall be paid periodically in accordance with Employer’s normal payroll policies. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under COBRA; provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Executive a taxable payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue their group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for twelve (12) months following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.b.(i)), which payment will be made regardless of whether Executive elects COBRA continuation coverage and will be paid periodically in accordance with Employer’s normal payroll policies. For avoidance of doubt, Executive shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, regardless of whether Executive signs a Release Agreement. No other payment will be made pursuant to this paragraph unless the Executive has signed the Release Agreement, which has become irrevocable prior to the payment date.
c.Termination by Employer for Cause or by Executive Without Good Reason.
If Employer terminates Executive’s employment for Cause or if Executive terminates their employment without Good Reason, Employer shall pay Executive upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement.
If any disputed termination under Section 5.c. is subsequently determined to have been without Cause by Employer or with Good Reason by Executive, Executive's recovery shall be limited to those payments and benefits set out under Section 5.b.
d.Termination Due to Total Disability.
If Executive shall have been unable to perform Executive’s duties due to a Total Disability (as defined in Section 5.f.(iv)), then Employer may at any time after the end of the applicable period of nonperformance terminate Executive’s employment, effective immediately, consistent with Employer’s obligation to provide a leave of absence and/or reasonably accommodate Executive under applicable laws, and Executive shall be entitled to: (i) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, (ii) full Base Salary for one (1) year following the termination date (less the amount of any payments received by Executive during such one (1) year period under any Employer-sponsored disability plan); and (iii) health and dental insurance benefits for a period of twelve (12) months following the termination date, which benefits will be paid periodically in accordance with Employer’s normal payroll policies and provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under COBRA; provided, however, that if Employer determines, in its sole discretion, that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Executive a taxable payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue their group health coverage in effect on the date of their termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for twelve (12) months following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.d), which payment will be made regardless of whether Executive elects COBRA continuation coverage and will be paid periodically in accordance with Employer’s normal payroll policies. The amounts described in clause of this paragraph (i) shall be paid no later than three (3) business days after the date on which employment is terminated. All other compensation pursuant to this paragraph shall be paid to Executive in one (1) lump sum the first day of the month following a period of six (6) months after Executive’s employment was terminated or as otherwise required by applicable law, provided that Executive has signed a Release Agreement which has become irrevocable prior to the payment date. For avoidance of doubt, Executive shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, regardless of whether Executive signs a Release Agreement.
e.Termination Upon Death of Executive.
Executive’s employment under this Agreement shall be terminated upon the death of Executive. In such case, the Employer shall be obligated to pay to the surviving spouse of Executive, or if there is none, to the Executive’s estate: (i) that portion of Executive’s Base Salary that would otherwise have been paid to the Executive for the month in which their death occurred, and (ii) any amounts due the Executive pursuant to the Northrim Bank 401k Plan, and any other death, insurance or employee benefit plan provided to Executive by the Employer, according to the terms of the respective plans.
f.Termination Definitions.
i.“Change of Control.”
For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one (1) or more of the following events: (A) one (1) person or entity acquiring or otherwise becoming the owner of thirty percent (30%) or more of Employer’s ultimate parent entity Northrim BanCorp, Inc. outstanding equity interests, (B) one (1) person or entity acquiring or otherwise become the owner of thirty percent (30%) or more of Northrim BanCorp, Inc.’s outstanding common stock, (C) replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. by directors whose elections have not been supported by a majority of the Board of Directors of Northrim BanCorp, Inc., (D) dissolution or sale of fifty percent (50%) or more in value of the assets of Northrim BanCorp, Inc., or (E) a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Code; provided, however, that to the extent necessary to avoid the imposition of any tax or penalty under Section 409A(a) of the Code, a Change of Control shall be limited to a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 409A of the Code.
ii.“Cause.”
For purposes of this Agreement, termination for “Cause” shall include termination because Executive: (A) continually fails to substantially perform Executive’s duties with the Employer after a reasonable ninety (90)-day notice to the Executive by the Employer,

(B) is adjudged guilty of a felony, any crime involving dishonesty or breach of trust or any crime involving a breach of Executive’s fiduciary duties to the Employer, (C) is willfully and continually failing to comply with any law, rule or regulation (other than traffic violations or similar offenses) related to the business of the Employer, (D) is willfully and continually failing to comply with final cease and desist order of a regulatory agency having jurisdiction over Employer, (E) commits a material act of dishonesty or disloyalty related to the business of the Employer, or (F) materially breaches the provisions of this Agreement or Executive’s fiduciary duties to the Employer.
In addition, Executive's employment shall be deemed to have terminated for Cause if, on the date Executive's employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.
iii.“Good Reason.”
For purposes of this Agreement, termination for “Good Reason” shall mean termination by Executive as a result of the occurrence of any of the following circumstances or events, without Executive’s consent: (A) a material reduction in Executive’s compensation, other than a reduction that is commensurate with a broad-based reduction among the Employer’s executive employees, (B) a material reduction in Executive’s duties and responsibilities, but not merely a change in title, except as may occur in connection with a Change of Control, (C) a material breach by the Employer of this Agreement, or (D) relocation of Executive’s Primary Workplace by more than fifty (50) miles. For purposes of this section, “Primary Workplace” is defined as the state where Executive executes this Agreement.
“Good Reason” will only be deemed to occur if, within ninety (90) days after the occurrence of any of the aforementioned circumstances or events occur without Executive’s consent, the Executive provides notice to the Employer of the existence of Good Reason and of the Executive’s intended termination of employment due to Good Reason, and the Employer does not remove the Good Reason condition within ninety (90) days after receiving such notice from the Executive. The Executive’s written notice must explain the basis on which the Executive believes Good Reason exists, the cure period and the date on which the Executive intends to terminate employment, which must be no later than six (6) months after the existence of the Good Reason. The provisions of Section 5.f.(iii) are intended to comply with the Good Reason safe harbor provisions of Section 409A of the Code and applicable regulations.
iv.“Total Disability.”
For purposes of this Agreement, “Total Disability” shall mean a medically diagnosed physical or mental illness, existing for a period of six (6) consecutive months, or for a total of six (6) months within any twelve (12)-month period, and that renders Executive incapable of performing their essential job functions under this Agreement, even after the Executive has been accorded reasonable accommodation. Employer’s Board of Directors, acting in good faith, in accordance with applicable law, shall make the final determination of whether Executive is suffering under any Total Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit themselves to a physical examination by a physician mutually agreed upon by the Executive and Employer’s Board of Directors at Employer’s expense.
v.     “Termination from Employment”
A termination from employment under this Agreement shall mean a “Separation from Service” as interpreted in accordance with Section 409A of the Code and generally meaning the date on which the Executive is no longer performing services for the Employer. The Executive shall not have a Separation from Service while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services.
g.Return of Employer Property
h.Upon any termination of Executive’ employment with the Employer or at any time upon request by Employer, the Executive shall promptly return to the Employer all Employer property (including computers, phones, portable electronic storage devices, and other electronic devices), original and any copies of all documents that contain Confidential Information (as defined in Section 8), and all copies and any other materials containing or disclosing any Invention (as defined in Section 11.b.), that are in Executive’s possession, in whatever media they then exist.
6.LIMIT ON SEVERANCE PAYMENT FOR CHANGE OF CONTROL.
Notwithstanding anything above in Section 5.a., if the severance payment provided for in that Section, together with any other payments which the Executive has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Executive from the Employer or its affiliates and subsidiaries will be two point nine-nine (2.99) times the Executive’s base amount (as defined in Section 280G(b)(3) of the Code) and so that no portion of the amounts received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax). Insofar as permitted by the Code, Employer shall reduce those elements of the severance pay package specified by the Executive. The determination as to whether any reduction in the severance payment is necessary shall be made by the Employer in good faith, and the determination shall be conclusive and binding on Executive. If through error or otherwise Executive should receive payments under this Agreement, together with other payments the Executive has the right to receive from the Employer, in excess of two point nine-nine (2.99)

times their base amount, Executive shall immediately repay the excess to Employer upon notification that an overpayment has been made.
7.COVENANT NOT TO COMPETE.
Executive agrees that for the Term of this Agreement and for a period of one (1) year after this Agreement is terminated pursuant to Section 5.a. or 5.b., Executive will not directly or indirectly be employed by, own, manage, operate, support or join any business activity within the State of Alaska that is directly competitive with Employer’s business or reasonably anticipated business of which Executive has knowledge. For purposes of the foregoing, Executive will be deemed to be connected with such business if the business is carried on by: (A) a partnership in which Executive is a general or limited partner, or (B) a corporation of which Executive is a shareholder (other than a shareholder owning less than five percent (5%) of the total outstanding shares of the corporation), officer, director, employee or consultant, whether paid or unpaid. In the event of an alleged breach by Executive of this Section 7, the one (1) year non-compete period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of one (1) year of non-competition by Executive.
The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this Section 7 shall survive termination of this Agreement.
Executive acknowledges and agrees that (1) complying with the restrictions contained in this Section 7 will not prevent Executive from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Employer’s valid interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other Confidential Information (as defined in Section 8), protection from unfair competition, and other protectable interests).
8.NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
During the Term of Executive’s employment and thereafter, Executive agrees to hold Employer’s Confidential Information (as defined in Section 8) in strict confidence and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Executive to disclose any Confidential Information, by subpoena or otherwise, Executive agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Executive’s agreement to protect Employer’s Confidential Information applies both during the Term of this Agreement and after employment ends, regardless of the reason it ends.
“Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act), know-how, concepts, methods, research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms, software (including functional specifications, source code and object code), procedures, engineering, purchasing, accounting, marketing, sales, customers, advertisers, joint venture partners, suppliers, financial status, contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Employer by its customers or others.
Executive acknowledges that certain whistleblower laws permit Executive to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Employer’s permission or notification, and that the Employer will not consider such communications to violate this or any other agreement between Executive and the Employer or any Employer policy. Executive further acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Employer. Executive understands that in the event it is determined that the disclosure of Employer trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys’ fees.
In accordance with the federal Speak Out Act, 136 Stat. 2290, nothing in this Agreement is intended to prohibit disclosure relating to future disputes involving sexual assault and sexual harassment.
9.NON-SOLICITATION.
During the course of Executive’s employment and for a period of one (1) year from the date of termination of employment for any reason, Executive shall not within the State of Alaska directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (i) any person who was an employee of Employer during the one (1) year period immediately preceding the termination of Executive’s employment, (ii) any customer or client of Employer, or (iii) any prospective customer or client of Employer from whom Executive actively solicited business within the last year of Executive’s employment. In the event of an alleged breach by Executive of this Section 9, the one (1)-year non-solicitation period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of one (1) uninterrupted year of non-solicitation by Executive.
Executive acknowledges and agrees that (1) complying with the restrictions contained in this Section 9 will not prevent Executive from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Employer’s valid interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other Confidential Information (as defined in Section 8), protection from unfair competition, and other protectable interests).
10.NON-DISPARAGEMENT.
To the extent permitted by applicable law, Executive will not, during the Term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Employer’s officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.
Nothing in this Agreement, including this Section 10 prevents, restricts or impedes Executive from exercising protected rights under federal and state laws, including the right under the National Labor Relations Act to discuss conditions of employment, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to Employer’s Board of Directors. Nothing in this Agreement, including Section 10, is intended to limit Executive’s legal right to make reports to or cooperate with any law enforcement or other government agency.
11.INTELLECTUAL PROPERTY.
a.Executive agrees that all right, title and interest in and to the materials resulting from the performance of Executive’s duties for Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer’s possession upon their creation. Executive will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Executive further agrees:
i.To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and
ii.If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Executive hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Executive appoints Employer as attorney-in-fact to execute and deliver any such documents on Executive’s behalf in the event Executive should fail or refuse to do so within a reasonable period following Employer’s request.
b.For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas or discoveries, whether protectable or not, and whether or not conceived or made during work hours. To the extent permitted by applicable law, Executive agrees that all Inventions conceived or made by Executive during the period of employment with Employer belong to Employer, provided they grow out of

Executive’s work with Employer or are related in some manner to the Employer’s business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Executive:
i.Will make adequate written records of such Inventions, which records will be Employer’s property;
ii.Does hereby assign to Employer any rights Executive may have to such Inventions for the U.S. and all foreign countries;
iii.Will waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and
iv.Will assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.
c.Executive agrees that Executive will promptly disclose in writing to Employer during the term of Executive’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Executive’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Employer’s business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.
d.This Section 11 does not apply to Inventions that otherwise constitute a non-assignable invention under applicable law. Or, to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (a) the Invention relates (i) directly to the business of Employer, or (ii) to Employer’s actual or demonstrably anticipated research or development; or (b) the Invention results from any work performed by Executive for Employer.
12.MUTUAL AGREEMENT TO ARBITRATE.
Except as provided in this Section, or as otherwise prohibited under applicable law, in the event of a dispute or claim between Executive and Employer related to Executive’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration before a panel of three (3) arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). This Agreement does not require arbitration of claims of sexual harassment or sexual assault. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. In addition, and to the maximum extent permitted by law, Executive further waives any right to bring on behalf of persons other than Executive, or to otherwise participate with other persons in, any class or collective action. Instead, such disputes or claims will be resolved by an impartial panel of three AAA arbitrators whose decision will be final.
The parties shall select the three (3) arbitrators in the following manner. Once the AAA circulates a list of potential arbitrators to the parties, the parties shall have ten (10) days to confer and agree on a mutually acceptable panel of three (3) arbitrators. The arbitrators may come from the list provided by the AAA or may be someone else nominated and qualified to serve as an arbitrator, provided that both parties agree on the person’s selection and service as an arbitrator. If the parties cannot agree on a mutually acceptable panel of three (3) arbitrators within the time provided above, then each side shall select one (1) arbitrator from the list provided by the AAA and, once those two (2) arbitrators have agreed to serve, they will choose the third (3rd) arbitrator without input from the parties. The panel of three (3) arbitrators will then select a chief arbitrator.
The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure and as otherwise provided under applicable law. Also, Executive and Employer may seek equitable relief (such as an injunction or declaratory relief) in court in appropriate circumstances. Specifically, Executive recognizes that Employer does not have an adequate remedy at law to protect its business from Executive’s breach of Sections 7 through 11 of this Agreement and, therefore, Employer shall be entitled to bring an action for a temporary restraining order and preliminary injunctive relief pre-arbitration, in the event of any actual or threatened breach by Executive of Sections 7 through 11. Employer may also be awarded actual damages caused by Executive’s breach of Sections 7 through 11 of this Agreement as well as repayment of all or a portion of any severance that Employer previously paid to Executive.
The arbitration procedure will afford Executive and Employer the full range of legal, equitable and/or statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. If Executive initiates arbitration, Executive will be required to pay the filing fee charged by AAA to the extent the cost do not exceed a court filing fee. Executive and Employer shall be entitled to all forms of discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the panel and subject to limited judicial review. The chief arbitrator shall hear and rule on any discovery disputes. In order for any judicial review of the panel’s decision to be successfully accomplished, the panel will issue a written majority decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. Except as provided herein, all other aspects of the arbitration proceeding will occur in a manner consistent with AAA’s National Rules for the Resolution of Employment Disputes.
13.MISCELLANEOUS.
a.This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.
b.This Agreement shall bind upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Employer’s business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.
c.If any provision of this Agreement is invalid or otherwise unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Agreement to the extent it is unenforceable. All other provisions and any partially enforceable provisions shall remain unaffected and shall remain in full force and effect.
d.In the event either party files a complaint in a court of law or institutes an arbitration proceeding alleging any claim or dispute arising out of this Agreement, the party that substantially prevails may be awarded all expenses incurred in connection with such claim or dispute, including, without limitation, all costs and expenses incurred to bring or defend the action as well as all reasonable attorneys’ fees, expert fees, and other professional fees. This paragraph shall apply to costs, fees, and expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.
e.Any notice required to be given under this Agreement to either party shall be given by personal service (i.e., via hand delivery) or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:
Employer:     Northrim Bank
People Services Department
PO Box 241489
Anchorage, AK 99524-1489

Executive:    Address on file with People Services Department
f.This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced according to the laws of the State of Alaska.
g.This Agreement (and all payments and other benefits provided under this Agreement and provided under any other agreement incorporated by reference) is intended to be exempt from the requirements of Section 409A of the Code, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise. To the extent Section 409A of the Code is applicable to such payments and benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. In the event that any provision of the Agreement would cause a benefit or amount provided hereunder to be subject to tax under the Code prior to the time such amount is paid, such provision shall, without the necessity of further action by the signatories to this Agreement, be null and void as of the Effective Date. In addition, if Executive is a “specified employee” (within the meaning of Section 409A of the Code), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six (6)-month period immediately following Executive’s Separation from Service for reasons other than Executive’s death (except those payments that may be exempt from or otherwise not subject to Section 409A of the Code, as determined by Employer in its reasonable, good faith discretion) will not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the date that is six (6) months following Executive’s Separation from Service. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from, Section 409A of the Code, and in no event will Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of any failure to comply with, or be exempt from, Section 409A of the Code, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A of the Code.
h.Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Employer to Executive pursuant to this Agreement or otherwise to the extent that payment of such type or amount is restricted or prohibited by, is not permitted under or has not received any required approval under, any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance, whether now in existence or hereafter adopted or imposed, including, without limitation, any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or regulations promulgated thereunder, 12 USC 1828(k) or 12 CFR Part 359. In the event that any payment made to Executive hereunder, under any prior employment agreement or arrangement or otherwise is required under any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance or under The Clawback Policy (as defined in Section 13.i) or any agreement with or policy or plan of Employer to be paid back to Employer, Executive shall upon written demand from Employer promptly pay such amount back to Employer.
i.Executive acknowledges and agrees as a condition to receipt of payments or any type or amount of compensation or benefits made or owed by Employer to Executive pursuant to this Agreement that Executive shall comply with the terms of the Employer’s Compensation Recovery Policy (the “Clawback Policy”). In the event that any payment made to Executive hereunder, under any prior employment agreement or arrangement or otherwise is required under any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance or under any agreement with or policy or plan of Employer, including, without limitation, the Clawback Policy, to be paid back to Employer, Executive shall upon written demand from Employer promptly pay such amount back to Employer. Any right of recovery under the Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Employer under applicable law, regulation or rule or pursuant to the terms of any policy of the Employer or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

EMPLOYER:
NORTHRIM BANCORP, INC.

By: /s/ Krystal M. Nelson
Krystal M. Nelson
Its: Chairman of the Compensation Committee of the Board of Directors

EMPLOYER:
NORTHRIM BANK

By: /s/ Krystal M. Nelson
Krystal M. Nelson
Its: Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Michael G. Huston
Michael G. Huston